CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Post-Effective Amendment number 25 to the Registration Statement on Form N-1A ("Registration Statement") of our report dated December 15, 1999, relating to the financial statements and financial highlights of the Focus Portfolio which appears in the October 31, 1999 Annual Report to Shareholders of the Style Select Series, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants and Legal Counsel" in such Registration Statement.


/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
April 25, 2000